Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	MONDAY, MARCH 16, 2009
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

NORTHBROOK, IL — March 16, 2009 — KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported results for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008:

•                  Net sales of $181.6 million versus $64.9 million in prior year

•                  Net income and adjusted net income of $1.9 million and $4.1 million, respectively

•                  Diluted and adjusted diluted EPS of $0.07 and $0.15, respectively

•                  Adjusted EBITDA of $25.9 million up 54 percent over prior year

For the full year:

•                  Net sales of $524.5 million versus $256.8 million in prior year

•                  Net income and adjusted net income of $19.7 million and $25.3 million, respectively

•                  Diluted and adjusted diluted EPS of $0.57 and $0.73, respectively

•                  Adjusted EBITDA of $86.2 million up 49 percent over prior year

Roger W. Stone, KapStone’s Chairman and Chief Executive Officer, stated, “The fourth quarter of 2008 was a challenging quarter for KapStone. Our manufacturing performance was outstanding, but the impact of the struggling economy reduced demand for our products and required us to take market related downtime of 25,000 tons in order to balance our inventory levels with demand. However, despite these challenges, we delivered relatively strong operating cash flows for both the quarter and the year.”

Fourth Quarter Operating Highlights

Due to the acquisition of the Charleston Kraft Division (Charleston) from MeadWestvaco Corporation (MWV) on July 1, 2008, a full quarter of Charleston’s operations are included for the three months ended December 31, 2008, resulting in significant changes in results over prior year periods.

Net sales of $181.6 million in the fourth quarter of 2008 increased from $64.9 million for the 2007 fourth quarter, or 180 percent mainly due to the acquisition. Charleston sales in the fourth quarter totaled $113.0 million, but were down by $28.1 million from the third quarter of 2008 mainly due to lower volume.  Net income of $1.9 million decreased 78 percent primarily reflecting higher interest expense on the new credit facility and the impact of lower shipments. EBITDA of $24.6 million was up 49 percent over the same quarter last year due to the inclusion of Charleston.

Reconciliation of all non-GAAP financial measures used in this press release to their most directly comparable GAAP measures is found on p. 9 of this press release.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income (Non-GAAP) and Adjusted Diluted EPS (Non-GAAP) and EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):

	Quarter Ended December 31,		4th Quarter Diluted EPS
	2008	2007	2008	2007

Net income (GAAP)	$1,879	$8,634	$0.07	$0.23
Stock compensation	375	157	0.01	—
Charleston start up expenses	501	—	0.02	—
Amortization of acquired coal contract with favorable prices	1,363	—	0.05	—
Adjusted Net Income (Non-GAAP)	$4,118	$8,791	$0.15	$0.23

EBITDA (Non-GAAP)	$24,561	$16,515
Stock compensation	565	238
Charleston start up expenses	755	—
Adjusted EBITDA (Non-GAAP)	$25,881	$16,753

Unbleached kraft segment sales increased to $170.2 million, an increase of $112.2 million, or 194 percent over 2007. The Charleston acquisition accounted for $107.9 million of the sales increase. The balance of the change is due to higher prices of $4.7 million, partially offset by a $0.4 million decline in sales volume, or about 1,100 tons.

Operating income for the unbleached kraft segment was $19.0 million in the fourth quarter of 2008, a $3.8 million, or 25 percent increase over the prior year. The acquisition accounted for $5.4 million of the increase. In addition, higher selling prices of $4.7 million and productivity gains were offset by $5.3 million of inflation on raw material and freight costs as well as $2.0 million of higher bad debt provisions. Included in Charleston’s quarterly operating results is a $2.1 million charge for the amortization of an intangible asset recorded for an acquired coal contract with favorable prices valued at $14.1 million at the date of acquisition.   The contract and its related amortization expense will terminate December 31, 2009.

Net sales for other operating segments, consisting of the Company’s dunnage bag and the lumber segments, increased by $4.4 million to $12.5 million, or a 54 percent increase over the prior year.  The lumber business was acquired as part of the Charleston acquisition.  The inclusion of lumber added $5.1 million to net sales for the fourth quarter of 2008. The balance of the change was due to lower dunnage bag volume as the slowdown in the economy reduced freight shipments which lowered demand.

Other operating segments posted a loss for the quarter of $1.1 million compared to an operating profit of $1.6 million in the prior year quarter driven by lower volume.

Corporate expenses of $6.2 million for the fourth quarter were $2.8 million higher than the comparable quarter in the prior year and reflected increases mainly due to $0.8 million of acquisition start up expenses, $1.7 million of transitional services provided by MWV, $0.3 million of higher stock compensation costs and $0.5 million of other cost increases, partially offset by $0.5 million of lower transitional services provided by International Paper Company (IP) as the Company migrated to its own enterprise resource planning (ERP) system and terminated transitional services with IP in the second quarter of 2008.

Interest expense was up $6.7 million to $7.6 million for the fourth quarter of 2008 over the comparable quarter in 2007 and reflects the impact of the new senior secured credit facility used for the Charleston acquisition. In addition, amortization of financing costs for the current quarter totaled $0.8 million compared to $0.1 million in the 2007 quarter.

The effective tax rate was approximately 34 percent for each of the 2008 and 2007 fourth quarters.  The effective tax rate for the full year of 2008 is 38.8 percent compared to 36.0 percent for 2007 and increased due to a lower expected benefit from the domestic manufacturing deduction.

Full Year Operating Highlights

The acquisition on July 1, 2008, of Charleston and the inclusion of their operations for the remainder of the year significantly changed KapStone’s results as compared to prior year periods.

Net sales of $524.5 million for the full year of 2008 increased from $256.8 million over the prior year, up $267.7 million or 104 percent mainly due to the acquisition and higher prices.  Charleston sales totaled $254.1 million with the balance of the increase resulting from higher prices of $18.8 million from the full realization of price increases implemented in 2007 and the partial realization of multiple price increases implemented throughout 2008, partially offset by $5.2 million of lower volume. Net income of $19.7 million decreased 27 percent primarily reflecting the impact of the Charleston acquisition and higher prices offset by inflation on raw material and energy costs, volume declines, acquisition related start up costs, transitional services provided by MWV, bad debt provisions and higher interest expense on the new credit facility. Adjusted EBITDA of $86.2 million was up 49 percent over last year on the inclusion of Charleston and the benefit of higher prices, partially offset by inflation on raw materials and energy costs and volume declines.

Cash Flow and Working Capital

Cash flow for the fourth quarter reflects a net outflow of $37.7 million mainly due to $56.7 million used to pay down debt and $10.5 million for capital expenditures, partially offset by $19.3 million of cash flow from operating activities.  At December 31, 2008, we had a cash balance of $4.2 million and had borrowings on our new senior secured credit facility of $440.4 million. Interest rates for the fourth quarter on the credit facility term loans approximated 6.1 percent, which were in effect until early January 2009 when we reset the rate to LIBOR plus 3.0 percent resulting in an interest rate reduction of approximately 2 percent on our term loan A which will result in about a $2.6 million expected quarterly savings. The interest rate on the $40 million senior notes is fixed at 8.3 percent for the seven-year term of the loan.

Cash flow for the year ended December 31, 2008, reflects a net cash outflow of $52.5 million. Operating activities generated cash of $47.4 million. We used $490.6 million for investing activities mainly for the CKD acquisition of $467.4 million and $23.2 million of capital expenditures, of which about $20 million was spent on upgrades and replacements at the two paper mills. Financing activities provided $390.7 million primarily from net borrowings under the new senior secured credit facility. At December 31, 2008, the Company had working capital of $63.9 million and was in compliance with all debt covenants.

Of special note for 2009, the federal government has implemented a program that provides incentive payments under certain circumstances for the use of alternative fuels and alternative fuel mixtures in lieu of fossil-based fuels.  The credit is based on the amount of alternative fuel contained in the mixture.  In late January 2009, KapStone filed applications with the Internal Revenue Service for certification of its eligibility to receive incentive payments for its use of black liquor in alternative fuel mixtures in the recovery boilers at Charleston and Roanoke Rapids mills. The Company is accumulating information to file for the credits for eligible periods, generally subsequent to January 2009.  If the credits are approved, the payments that KapStone may receive could be material.   At the same time, there can be no assurance that the federal incentive program for alternative fuel mixtures will continue in effect, and that its provisions will not be changed in a manner that impacts KapStone.

In summary, Stone concluded, “The business continues to perform well and is generating cash to support our obligations. We are cautious about 2009 and how long it will take for the economy to recover, but we will remain focused on satisfying our customers by providing outstanding service, quality, and innovation. In the first quarter of 2009, we have curtailed our production in line with our customers’ demand.  We are monitoring the situation closely, controlling what we can control, and are taking proactive measures to reduce our operating expenses and to position KapStone to succeed. Despite the current global economic crisis, we remain confident about our future.”

Conference Call

KapStone will host a conference call at 2 p.m. ET, Monday, March 16, 2009, to discuss the Company’s financial results for the 2008 fourth quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 866.362.4829

International: 617.597.5346

Participant Passcode: 45131208

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

A replay of the webcast will be available for 30 days on the Company’s web site following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, linerboard, and dunnage bags.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, including a cogeneration facility, a lumber mill in Summerville, SC., five chip mills in South Carolina, and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR.  The business employs approximately 1,750 people.

Non-GAAP Financial Measures

In addition to our audited consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance.  Investors are cautioned that EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are not financial measures under U.S. GAAP.  Management uses these measures to focus on the on-going operations, and believes that they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to IP.  Reconciliations of net income to EBITDA, EBITDA to Adjusted EBITDA, net income to Adjusted Net Income, and diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  In addition, these measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the ability of KapStone to successfully integrate Charleston’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings; (2) the impact of current economic conditions combined with the demand for our products; (3) industry conditions, including changes in cost, competition, changes in the Company’s product mix and pricing for the Company’s products; (3) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (5) the ability to achieve and effectively manage growth; (6) the ability to pay the Company’s debt obligations; and (7) the ability to carry out the Company’s strategic initiatives and manage associated costs.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, which is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2008	2007	%	2008	2007	%

Net sales	$181,587	$64,938	179.6%	$524,549	$256,795	104.3%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	129,040	38,725	-233.2%	362,462	162,429	-123.2%
Freight and distribution	16,674	6,105	-173.1%	50,154	23,581	-112.7%
Selling, general and administrative expenses	11,160	3,930	-184.0%	30,411	16,482	-84.5%
Depreciation and amortization	13,302	3,055	-335.4%	31,683	11,327	-179.7%
Other operating income	228	337	-32.3%	817	1,324	-38.3%
Operating income	11,639	13,460	-13.5%	50,656	44,300	14.3%

Foreign exchange losses	380	—		987	—
Interest income	36	629	-94.3%	927	2,096	-55.8%
Interest expense	7,627	917	-731.7%	16,442	4,041	-306.9%
Amortization of debt issuance costs	837	61	-1272.1%	2,007	254	-690.2%
Income before provision for income taxes	2,831	13,111	-78.4%	32,147	42,101	-23.6%
Provision for income taxes	952	4,477	78.7%	12,482	15,138	17.5%

Net income	$1,879	$8,634	-78.2%	$19,665	$26,963	-27.1%

Earnings per share:
Basic	$0.07	$0.34		$0.74	$1.08
Diluted	$0.07	$0.23		$0.57	$0.75

Weighted-average number of shares outstanding:
Basic	28,370,248	25,138,797		26,486,924	25,010,057
Diluted	28,533,584	37,098,615		34,455,816	36,134,488

Effective tax rate	33.6%	34.1%		38.8%	36.0%

OPERATING SEGMENT DATA
(In thousands)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2008	2007	%	2008	2007	%
Net sales
Unbleached kraft	$170,246	$57,953	193.8%	$485,877	$227,921	113.2%
Other	12,450	8,095	53.8%	43,028	32,801	31.2%
Intersegment elimination from unbleached kraft	(1,109)	(1,110)	0.1%	(4,356)	(3,927)	-10.9%
Total net sales	$181,587	$64,938	179.6%	$524,549	$256,795	104.3%

Operating income
Unbleached kraft	$18,963	$15,198	24.8%	$69,327	$51,901	33.6%
Other	(1,140)	1,618	-170.5%	2,792	6,350	-56.0%
Corporate	(6,184)	(3,356)	-84.3%	(21,463)	(13,951)	-53.8%
Total operating income	$11,639	$13,460	-13.5%	$50,656	$44,300	14.3%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$4,165	$56,635
Trade accounts receivable, net	68,586	30,208
Inventories	89,692	19,846
Refundable, prepaid and deferred income taxes	14,145	—
Prepaid expenses and other current assets	10,858	735
Deferred income taxes	3,363	1,263
Total current assets	190,809	108,687

Plant, property and equipment, net	483,780	104,858
Other assets	882	3,735
Intangible assets, net	45,195	5,875
Goodwill	6,524	2,295
Total assets	$727,190	$225,450

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and notes	$40,556	$19,578
Accounts payable	42,214	11,050
Accrued expenses	30,462	4,867
Accrued compensation costs	13,646	6,625
Accrued income taxes	—	1,477
Total current liabilities	126,878	43,597

Long-term debt and notes	389,374	32,922
Pension and post retirement benefits	8,355	3,420
Deferred income taxes	15,951	1,047
Other liabilities	5,865	279
Total other liabilities	419,545	37,668

Stockholders’ equity:
Common stock $.0001 par value	3	3
Additional paid-in capital	132,206	115,002
Retained earnings	48,766	29,101
Accumulated other comprehensive income	(208)	79
Total stockholders’ equity	180,767	144,185
Total liabilities and stockholders’ equity	$727,190	$225,450

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

(In thousands)

	Year Ended December 31,
	2008	2007

Operating activities:
Net income	$19,665	$26,963
Depreciation and amortization	31,683	11,327
Stock based compensation expense	1,754	697
Amortization of debt issuance costs	2,007	254
Loss on disposal of assets	299	463
Deferred income taxes	16,644	(244)
Changes in operating assets and liabilities	(24,700)	12,775
Total cash provided by operating activities	$47,352	$52,235

Investing activities:
CKD acquisition	$(467,399)	$(1,191)
KPB acquisiiton	—	(149,603)
Capital expenditures	(23,170)	(11,861)
Purchase of short-term investments	—	(35,000)
Proceeds from short-term investments	—	35,000
Restricted cash held in trust	—	115,239
Total cash used for investing activities	$(490,569)	$(47,416)

Financing activities:
Proceeds from long-term debt and notes	$455,000	$60,000
Proceeds from revolving credit facility	78,500	—
Debt issuance costs paid	(12,593)	(855)
Repayments of long-term debt and notes	(145,610)	(7,500)
Proceeds from exercises of common stock warrants	15,450	1,601
Investment banking fee paid	—	(1,200)
Redemption of shares	—	(230)
Total cash provided by financing activities	$390,747	$51,816

Net increase / (decrease) in cash and cash equivalents	(52,470)	56,635
Cash and cash equivalents-beginning of period	56,635	—
Cash and cash equivalents-end of period	$4,165	$56,635

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliation

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$1,879	$8,634	$19,665	$26,963
Interest income	(36)	(629)	(927)	(2,096)
Interest expense	7,627	917	16,442	4,041
Amortization of debt issuance costs	837	61	2,007	254
Provision for income taxes	952	4,477	12,482	15,138
Depreciation and amortization	13,302	3,055	31,683	11,327
EBITDA (Non-GAAP)	$24,561	$16,515	$81,352	$55,627

Stock compensation	565	238	1,754	697
Inventory revaluation	—	—	723	1,526
Charleston start up expenses	755	—	2,393	—
Adjusted EBITDA (Non-GAAP)	$25,881	$16,753	$86,222	$57,850

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$1,879	$8,634	$19,665	$26,963
Stock compensation	375	157	1,073	446
Inventory revaluation	—	—	442	977
Charleston start up expenses	501	—	1,464	—
Amortization of acquired coal contract with favorable prices	1,363	—	2,653	—
Adjusted Net Income (Non-GAAP)	$4,118	$8,791	$25,297	$28,386

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.07	$0.34	$0.74	$1.08
Stock compensation	0.01	0.01	0.04	0.02
Inventory revaluation	—	—	0.02	0.04
Charleston start up expenses	0.02	—	0.06	—
Amortization of acquired coal contract with favorable prices	0.05	—	0.10	—
Adjusted Basic EPS (Non-GAAP)	$0.15	$0.35	$0.96	$1.14

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.07	$0.23	$0.57	$0.75
Stock compensation	0.01	—	0.03	0.01
Inventory revaluation	—	—	0.01	0.03
Charleston start up expenses	0.02	—	0.04	—
Amortization of acquired coal contract with favorable prices	0.05	—	0.08	—
Adjusted Diluted EPS (Non-GAAP)	$0.15	$0.23	$0.73	$0.79